EXHIBIT 23

                              ACCOUNTANTS' CONSENT

The Board of Directors
Optical Cable Corporation

We consent to incorporation by reference in Registration Statement No. 33-09433 on Form S-8 of Optical Cable Corporation of our report dated December 11, 1998, relating to the balance sheets of Optical Cable Corporation as of October 31, 1998 and 1997, and the related statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended October 31, 1998, which report appears in the October 31, 1998 Annual Report on Form 10-K of Optical Cable Corporation.


                                                         KPMG LLP

Roanoke, Virginia
January 28, 1999